PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 4, 1995)

                                1,197,618 SHARES

                       THE WILLIAMS COMPANIES, INC. LOGO
                                  COMMON STOCK
                               ------------------
     All of the shares of Common Stock of The Williams Companies, Inc. ("Williams" or the "Company") being offered hereby (the "Shares") are held by Williams Holdings of Delaware, Inc. (the "Selling Stockholder"), a wholly-owned subsidiary of the Company.

     The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. On October 3, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange was $39 5/8 per share. See "Price Range of Common Stock and Dividends" in the accompanying Prospectus.

     The Selling Stockholder intends to sell up to 1,197,618 Shares from time to time through Smith Barney Inc. ("Smith Barney"), as exclusive sales agent of the Selling Stockholder, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange, the Pacific Stock Exchange or other stock exchanges on which the Common Stock is admitted to trading privileges (the "Exchanges"), in which Smith Barney may attempt to sell the Shares as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floors of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges or (iv) a combination of any such methods of sale, such issuances and sales to be, in the case of transactions on the Exchanges, at market prices prevailing at the time of sale, and in the case of transactions off the floors of the Exchanges, at negotiated prices related to prevailing market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. If Smith Barney purchases the Shares as principal, such Shares may be resold by any of the methods of sale described above. This Prospectus Supplement will be supplemented to set forth the terms of any such "fixed price offerings," "exchange distributions" and "special offerings." See "Manner of Offering" herein.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
   MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
     SUPPLEMENT, ANY SUPPLEMENT THERETO OR THE ACCOMPANYING PROSPEC-
     TUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        --------------------------------
     In making this offering on behalf of the Selling Stockholder, Smith Barney and any other broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the compensation of Smith Barney and any other broker or dealer may be deemed to be underwriting commissions or discounts. The Selling Stockholder and the Company have agreed to indemnify Smith Barney against certain liabilities, including certain liabilities under the Securities Act. See "Manner of Offering" herein.

     The Selling Stockholder will receive all of the net proceeds for the sale of the Shares. The expenses of this offering, estimated to be $100,000, will be paid by the Selling Stockholder.
                               ------------------
                               SMITH BARNEY INC.

October 4, 1995

     IN CONNECTION WITH "FIXED PRICE OFFERINGS" OF THE SHARES CONDUCTED OFF THE FLOORS OF THE EXCHANGES AND IN CONNECTION WITH "SPECIAL OFFERINGS" OR "EXCHANGE DISTRIBUTIONS" CONDUCTED IN ACCORDANCE WITH THE RULES OF THE EXCHANGES, SMITH BARNEY MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET, SUCH TRANSACTIONS MAY BE EFFECTED ON THE EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               MANNER OF OFFERING

     Under the terms of a Sales Agency Agreement, dated October 4, 1995, between Smith Barney, the Selling Stockholder and the Company, the Shares will be sold by the Selling Stockholder, from time to time in accordance with such Sales Agency Agreement, through Smith Barney, as exclusive sales agent of the Selling Stockholder, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which Smith Barney may attempt to sell the Shares as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floors of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges or (iv) a combination of any such methods of sale, such issuances and sales to be, in the case of transactions on the Exchanges, at market prices prevailing at the time of sale and, in the case of transactions off the floors of the Exchanges, at negotiated prices related to prevailing market prices. In connection therewith, distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. If Smith Barney purchases the Shares as principal, such Shares may be resold by any of the methods of sale described above.

     From time to time, Smith Barney may conduct a "fixed price offering" of the Shares off the floors of the Exchanges. In such case, Smith Barney would purchase a block of the Shares from the Selling Stockholder and would form a group of selected dealers to participate in the resale of such Shares. Any such offering would be described in a supplement to this Prospectus Supplement setting forth the terms of the offering and the number of Shares being offered. It is also possible that Smith Barney may conduct from time to time "special offerings" or exchange distributions" in accordance with the rules of the Exchanges. Any such offering or distribution would be described in a supplement to this Prospectus Supplement at the time thereof.

     In making this offering on behalf of the Selling Stockholder, Smith Barney and any other broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act and the compensation of Smith Barney and any other broker or dealer may be deemed to be underwriting commissions or discounts. The Selling Stockholder and the Company have agreed to indemnify Smith Barney against certain liabilities, including certain liabilities under the Securities Act. The Selling Stockholder has agreed to reimburse Smith Barney for certain of its expenses in connection with the offering of the Shares.

PROSPECTUS

                                1,197,618 SHARES

                          THE WILLIAMS COMPANIES, INC.

                                  COMMON STOCK

                               ($1.00 PAR VALUE)

                             ---------------------

     All the shares of Common Stock of The Williams Companies, Inc. ("Williams" or the "Company") being offered hereby (the "Shares") are held by Williams Holdings of Delaware, Inc. (the "Selling Stockholder"), a wholly-owned subsidiary of the Company.

     Shares may, from time to time, be offered for sale and sold in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in the over-the-counter market, in negotiated transactions or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Selling Stockholder may sell the Shares through underwriters, dealers or agents, or directly to one or more institutional purchasers. This Prospectus will be supplemented by a prospectus supplement or supplements (the "Prospectus Supplement") and will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Selling Stockholder from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

October 4, 1995

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 (the "Securities Act"). Such reports, proxy or information statements, Registration Statement and exhibits and other information filed by the Company with the Commission can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street., N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy or information statements, Registration Statement and exhibits and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90014.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents filed by the Company which are not presented herein or delivered herewith. These documents are available from The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000, Attention: Corporate Secretary.

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     2. the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 and June 30, 1995;

     3. the Company's Current Reports on Form 8-K dated January 11, 1995, January 31, 1995 and May 4, 1995;

     4. the Company's Current Report on Form 8-K/A dated March 29, 1995, excluding item 8 of Transco Energy Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which 10-K is incorporated by reference in the Form 8-K/A;

     5. the Proxy Statement of the Company dated March 18, 1995; and

     6. the Company's Registration Statement on Form 8-A dated February 6, 1986 and the Company's Registration Statement on Form 8-B dated August 20, 1987.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco Energy Company which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.

     The Company's principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and its telephone number is (918) 588-2000.

                                USE OF PROCEEDS

     Except as otherwise set forth in any Prospectus Supplement, the net proceeds to be received by the Selling Stockholder from the sale of the Shares will be used for general corporate purposes. The Selling Stockholder is a wholly-owned subsidiary of the Company.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The shares of Common Stock of The Williams Companies, Inc. (the "Williams Common Stock") are traded on the New York Stock Exchange ("NYSE") under the trading symbol "WMB". The following table sets forth the high and low sales prices of Williams Common Stock on the NYSE Composite Tape and the cash dividends declared on the Williams Common Stock during each quarter presented.

                                                                                     CASH
                                                                                   DIVIDENDS
                                                                  HIGH     LOW       PAID
                                                                 ------   ------   ---------
    1993
      First Quarter............................................  $24 3/16 $17 15/16   $0.19
      Second Quarter...........................................   27 9/1  23 3/8      0.19
      Third Quarter............................................  31 7/8   26 1/4      0.19
      Fourth Quarter...........................................   31 3/1  24 3/8      0.21
    1994
      First Quarter............................................  27 3/8   22 3/8      0.21
      Second Quarter...........................................  30 5/8   22 1/8      0.21
      Third Quarter............................................  33 3/8   28          0.21
      Fourth Quarter...........................................  30 1/2   23 1/4      0.21
    1995
      First Quarter............................................  30 7/8   24 1/2      0.27
      Second Quarter...........................................  35 3/4   30 1/4      0.27
      Third Quarter............................................  39 1/2   34 3/8      0.27
         (through September 20, 1995)

     On September 20, 1995, the reported closing sale price of Williams Common Stock on the NYSE Composite Tape was $38.25 per share. There were approximately 14,391 holders of Williams Common Stock of record as of September 20, 1995.

     Holders of Williams Common Stock are entitled to dividends as declared by the Company's Board of Directors. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to the Company to pay dividends on any preferred stock and Williams Common Stock.

                        DESCRIPTION OF THE CAPITAL STOCK

     The following description of the material terms of the Company's Capital Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, and By-laws, which are incorporated by reference in this Registration Statement.

                      DESCRIPTION OF WILLIAMS COMMON STOCK

     As of September 15, 1995, there were 240,000,000 shares of Williams Common Stock authorized and 102,107,196 outstanding (excluding 2,839,714 shares of Williams Common Stock then held by the Company and its subsidiaries.)

     Holders of Williams Common Stock are entitled to dividends as declared by the Company's Board of Directors. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to the Company to pay dividends on any preferred stock and Williams Common Stock.

     Subject to the rights of the holders of any outstanding shares of any preferred stock of the Company, holders of Williams Common Stock are entitled to cast one vote for each share held of record on all matters. Voting securities do not have cumulative voting rights. This means holders of more than 50 percent of the voting power of all securities outstanding voting for the election of directors can elect 100 percent of the directors if they choose to do so; and in such event, the holders of the remaining voting power will not be able to elect any person or persons to the Company's Board of Directors.

     Shareholders have no preemptive or subscription rights upon the issuance of additional shares of the Company's stock of any class or series. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, the holders of Williams Common Stock are entitled to share ratably in the assets of the Company available for distribution after provision for creditors and holders of preferred stock. All of the issued and outstanding shares of Williams Common Stock are duly authorized, validly issued, fully paid and will not be subject to further calls or assessments.

     Each share of Williams Common Stock has 0.50 Preferred Stock Purchase Rights ("Rights") attached unless and until the Rights are redeemed.

                           DESCRIPTION OF THE RIGHTS

     The following description of the material terms of the Rights does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York which is incorporated by reference in this Registration Statement.

     Rights are evidenced by certificates for Williams Common Stock and will automatically trade with such Williams Common Stock unless and until they become exercisable or are redeemed. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradeable.

     Each Right entitles the holder thereof to purchase from the Company one two-hundredth of a share of the Company's Series A Preferred Stock for a price of $75 subject to adjustments. The Rights become exercisable after the tenth day following the date (the "Stock Acquisition Date") on which a public announcement is made that any person (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the outstanding shares of Williams Common Stock or 10 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, the person or group proposing such offer would be beneficial owner of 30 percent or more of the outstanding shares of Williams Common Stock. The Rights expire on the earlier of (i) February 6, 1996 or (ii) the date on which the Rights are redeemed. The Company is entitled to redeem in whole, but not in part, the Rights at any time until 30 days following the Stock Acquisition Date, at a redemption price of $.05 per Right.

     In the event that, anytime following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of its assets or earning power is sold, provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price (as defined in the rights agreement for the Rights) of the Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Right. Following the occurrence of any of the events described above in this paragraph, any Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of any Acquiring Person will immediately become null and void.

     Holders of the Rights have no right to vote or to receive dividends.

                       DESCRIPTION OF THE PREFERRED STOCK

     The Company is authorized to issue up to 30,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series. The only preferred stock of the Company currently outstanding consists of 2.5 million shares of its series of $3.50 Convertible Preferred Stock (the "$3.50 Shares") and 869,552 shares of its series $2.21 Preferred Stock (the "$2.21 Shares" which together with the $3.50 Shares comprise the "Preferred Stock"). The Preferred Stock ranks senior to Williams Common Stock upon liquidation and as to dividends and redemption. If dividends or amounts payable on liquidation are not paid in full on the Preferred Stock of all series, then all series share ratably in the amount available therefor.

     Holders of the shares of the Preferred Stock are entitled to receive, when and if declared by the Company's Board of Directors, annual cash dividends payable in quarterly installments which are cumulative. Dividends are payable to holders of record as they appear on the stock books of the Company on such record dates not more than 60 nor less than 10 days preceding the payment dates as shall be fixed by the Board of Directors.

     Unless full cumulative dividends on the Preferred Stock and any stock ranking on parity with the Preferred Stock as to dividends or upon liquidation ("Parity Stock") have been paid or funds have been set apart for payment thereon through the current dividend period with respect to the Preferred Stock and any Parity Stock, the Company may not (i) declare or pay any dividend or distribution on any junior stock of the Company or (ii) redeem or set apart funds for the purchase or redemption of any junior stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Williams Common Stock, liquidating distributions plus dividends accrued and accumulated but unpaid to the redemption date. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any Parity Stock are not paid in full, the holders of the Preferred Stock and any Parity Stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

     The Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The Preferred Stock is redeemable on at least 30 but not more than 60 days' notice, at the option of the Company, in whole or in part, with respect to the $2.21 Shares, at any time on and after September 1, 1997 at a redemption price equal to $25 per share and with respect to the $3.50 Shares, at any time on and after November 1, 1999, in whole or in part, at a redemption price initially equal to $51.40 per share and declining ratably to $50.00 per share on November 1, 2003, plus, in both cases, dividends accrued and accumulated but unpaid to the redemption date. If less than all the outstanding shares of the Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

     Except as indicated below, the holders of shares of the Preferred Stock have no voting rights. If the equivalent of six quarterly dividends payable on the Preferred Stock or on any other preferred stock is in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding shares of the Preferred Stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment.

     The $2.21 Shares are not convertible into, or exchangeable for, shares of Williams Common Stock. Each preferred share of the $3.50 Shares is convertible at the option of the holder thereof into 1.5625 shares of Williams Common Stock subject to certain anti-dilution adjustments. The Preferred Stock has no preemptive rights. All of the Preferred Stock are fully paid and nonassessable. The Preferred Stock may not be called, retired or in any way redeemed, except pursuant to the redemption provisions set out above.

                              SELLING STOCKHOLDER

     The Selling Stockholder owns the Shares that may be offered hereby. The Shares constitute all of the shares of Williams Common Stock held by the Selling Stockholder prior to this offering. The Selling Stockholder acquired the Shares over a period from August 29, 1994 through November 30, 1994, in various open-market transactions.

                              PLAN OF DISTRIBUTION

     The Selling Stockholder may sell the Shares through underwriters, dealers or agents, or directly to a limited number of purchasers or to a single purchaser. A Prospectus Supplement with respect to the Shares offered thereby will set forth the terms of the offering of such Shares, including the name or names of any underwriters, dealers or agents, the purchase price of such Shares and the proceeds to the Selling Stockholder from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are involved in the sale, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Shares will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Shares if any are purchased.

     Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Shares will be named, and any commissions payable by the Selling Stockholder to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If sold through agents, the Shares offered hereby may be sold from time to time through such agents, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange (Exchange), in which such agent may attempt to sell the Shares as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchange or "exchange distributions" and "special offerings" in accordance with the rules of the Exchange or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchange and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchange. In connection therewith, distributors' or sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Shares as principal, such stock may be resold by any of the methods of sale described above.

     From time to time an agent may conduct a "fixed price offering" of Shares covered by this Prospectus off the floor of the Exchange. In such case, such agent would purchase a block of the Shares from the Selling Stockholder and would form a group of selected dealers to participate in the resale of such Shares. Any such offering would be described in a Prospectus Supplement setting forth the terms of the offering and the number of the Shares being offered. It is also possible that an agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the Exchange. Any such offering or distribution would be described in a Prospectus Supplement at the time thereof.

     If a dealer is used in the sale of the Shares, the Selling Stockholder would sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Shares and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

     Subject to certain conditions, the Company and the Selling Stockholder may agree to indemnify the several underwriters, agents or dealers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to have the Company and the Selling Stockholder contribute to payments any such person may be required to make in respect hereof. Agents, underwriters and dealers may engage in transactions with or perform services for the Company and the Selling Stockholder in the ordinary course of business.

                                 LEGAL OPINIONS

     The legal validity of the Shares offered hereby will be passed upon for the Company and Selling Stockholder by J. Furman Lewis, Esq., Senior Vice President and General Counsel of the Company, and for any underwriters, dealers or agents by Davis Polk & Wardwell.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE THEREIN, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLING STOCKHOLDER, THE COMPANY OR THE AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY OR ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN AND THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Manner of Offering..................... S-2
                 PROSPECTUS
Available Information..................   2
Incorporation of Certain Documents
  by Reference.........................   2
The Company............................   3
Use of Proceeds........................   3
Price Range of Common Stock
  and Dividends........................   4
Description of the Capital Stock.......   5
Description of Williams Common Stock...   5
Description of the Rights..............   5
Description of the Preferred Stock.....   6
Selling Stockholder....................   7
Plan of Distribution...................   7
Legal Opinions.........................   8
Experts................................   8
--------------------------------------------
--------------------------------------------

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                                1,197,618 SHARES

                                      LOGO

                                  COMMON STOCK
                                  ------------

                             PROSPECTUS SUPPLEMENT

                                OCTOBER 4, 1995

                                  ------------
                               SMITH BARNEY INC.
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